Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 26, 2018, relating to the consolidated financial statements and financial statement schedule of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Jericho, New York
December 6, 2018